Exhibit 2.1

Amendment Agreement

Rocksoft Limited

Advanced Digital Information Corp

Ross Neil Williams

and

Neil James Johnson

to amend the Implementation Agreement

Allens Arthur Robinson

Deutsche Bank Place

Corner Hunter and Phillip Streets

Sydney NSW 2000

Tel 61 2 9230 4000

Fax 61 2 9230 5333

www.aar.com.au

© Copyright Allens Arthur Robinson 2006

Amendment Agreement

Table of Contents

1. Definitions and Interpretation	2
2. Amendments	3
3. Effective Date	4
4. Remaining Provisions Unaffected	4
5. Governing Law and Jurisdiction	4
6. Counterparts	4

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Amendment Agreement

Date	Year

Parties

1.	Rocksoft Limited (ABN 47 008 280 153) c/ of Kelly & Co Lawyers Level 17, 91 King William Street, Adelaide, South Australia 5000 (Rocksoft)

2.	Advanced Digital Information Corp, a company incorporated in the United States of America of 11431 Willows Road N.E. Redmond, Washington 98052 (ADIC)

3.	Ross Neil Williams of 3/305 North Terrace, Adelaide, South Australia 5000 (Williams)

4.	Neil James Johnson of 3 Lois Avenue, Torrens Park, South Australia 5062 (Johnson)

Recitals

A	Rocksoft, ADIC, Johnson and Williams are parties to an Implementation Agreement dated 14 March 2006 (the Implementation Agreement) which records the terms upon which Rocksoft has agreed propose a merger between Rocksoft and ADIC by means of a scheme of arrangement.

B	On 2 May 2006, ADIC and Quantum Corporation, a company listed on the New York Stock Exchange in the United States of America (Quantum).entered into a merger agreement and plan of merger under which Quantum is to acquire ADIC. If the merger is successful, ADIC will become a wholly owned subsidiary of Quantum, which will have an impact on the retention pool arrangements agreed in the Implementation Agreement.

C	The parties wish to amend the Implementation Agreement to vary the retention pool arrangements set out in the Implementation Agreement, in the manner set out in this Agreement.

It is agreed as follows.

1.	Definitions and Interpretation

(a)	Words which are defined in the Implementation Agreement and which are used in this Agreement have the same meaning in this Agreement as in the Implementation Agreement, unless the context requires otherwise.

(b)	The provisions of clause 1.2 of the Implementation Agreement form part of this Agreement as if set out at length in this Agreement.

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Amendment Agreement

2.	Amendments

The Implementation Agreement is amended by adding the following to Addendum D to the Implementation Agreement.

“Notwithstanding anything else contained in this agreement, the parties agree that:

•	to the extent that the Scheme has become effective prior to the closing of the merger between ADIC and Quantum, ADIC will procure that each share of common stock or equivalent equity interest of ADIC used to fund the retention pool will be converted into a number of shares of common stock or equivalent equity interest in Quantum equal to (i) US$12.25 divided by (ii) the average of the closing prices for a share of Quantum common stock on the New York Stock Exchange for the ten trading days ended one trading day immediately prior to the date of the closing of the merger between ADIC and Quantum (rounded down to the nearest whole share);

•	to the extent that the Scheme becomes effective after the closing of the merger between ADIC and Quantum, ADIC will procure that the retention pool is funded with US$2,000,000, with such funded amount being in the form of shares of Quantum common stock at the market price for Quantum common stock existing at the time the Scheme becomes effective (the Market Price); provided, however, that (i) in no event shall more than 666,667 shares of Quantum common stock be required to be placed in the retention pool (the Maximum Quantum Share Amount), (ii) in no event shall more than US$2,000,000 in Quantum common stock at the Market Price be required to be placed in the retention pool, (iii) to the extent that the value of the Maximum Quantum Share Amount, when determined at the Market Price, is less than US$2,000,000, then an additional amount of cash will be contributed to the retention pool such that the value of the Maximum Quantum Share Amount plus such additional cash amount equals an aggregate value of US$2,000,000 and (iv) no fractional shares of Quantum common stock shall be issued, and any amount that would have otherwise been funded by issuance of a fractional share shall be funded with the cash value of such fractional share (based on the Market Price); and

•	neither Quantum nor ADIC are obliged to issue shares in connection with the retention pool if that issue would require a disclosure document under Chapter 6D of the Corporations Act or would otherwise breach Australian securities laws. If stock cannot be issued to any employee otherwise eligible to receive stock in connection with the retention pool without breach of Australian securities laws or issue of a disclosure document, ADIC will make, or will procure the making of, an equivalent cash payment to such employee based on the closing price of ADIC or Quantum shares, as the case may be, multiplied by the number of such shares otherwise issuable to such employee and the AUD/USD exchange rate on the third anniversary of the Implementation Date.

For the purposes of this Addendum D, Quantum means Quantum Corporation, a company listed on the New York Stock Exchange in the United States of America.”

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Amendment Agreement

3.	Effective Date

This Agreement takes effect, and the parties agree to continue to be bound by the Implementation Agreement as amended by this Agreement, from the date of this Agreement.

4.	Remaining Provisions Unaffected

Except as specifically amended by this Agreement , all terms and conditions of the Implementation Agreement remain in full force and effect. With effect from the Effective Date (as defined in clause 3), the Implementation Agreement as amended by this Agreement is to be read as a single integrated document incorporating the amendments effected by this Agreement.

5.	Governing Law and Jurisdiction

This Agreement is governed by the laws of South Australia. Each party submits to the non-exclusive jurisdiction of courts exercising jurisdiction there in connection with matters concerning this Agreement.

6.	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

Executed in accordance with s127 of the Corporations Act by Rocksoft Limited:

Director Signature	Director/Secretary Signature

Print Name	Print Name

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Amendment Agreement

Executed in by Advanced Digital Information Corp in accordance with its Constitution by:

Signature

Print Name

Print Position

Signed by Ross Neil Williams in the presence of:

Witness Signature	Signature

Print Name

Signed by Neil James Johnson in the presence of:

Witness Signature	Signature

Print Name

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